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                                                                  EXHIBIT 10.1

                               THIRD ADDENDUM TO

                     DELBERT W. YOCAM EMPLOYMENT AGREEMENT


     Borland International, Inc. (Company) and Delbert W. Yocam (Executive), entered into an employment agreement on November 21, 1996, The employment agreement has been amended by addendum dated March 5, 1997, and by second addendum dated July 22, 1997. In consideration of the mutual promises set forth herein, the parties wish to further amend the terms of their employment agreement. It is agreed as follows:

     Paragraph 2 of the employment agreement is amended to extend the current term of the employment agreement to December 31, 2000. Executive may elect to serve the final twelve (12) months of his employment agreement, with its current extension to December 31, 2000, as only Chairman of the Board. In the event the Executive elects to serve as only Chairman of the Board, his salary and future stock option grants will be adjusted commensurate with his new duties and responsibilities. Furthermore, Executive agrees to give a minimum of six months notice of his intent to resign as Chief Executive Officer of the Company.

     Paragraph 5 (a) is amended by the addition of the following: Beginning September 5, 1997, and no later than the same calendar day each year thereafter, the Company shall ascertain the projected total Company shares of common stock outstanding for the current fiscal year end and calculate the number of nonstatutory stock options to be granted to Executive to provide Executive with current ownership of options, whether or not vested, and shares, whether retained or sold, totaling four (4) percent of the projected outstanding shares. If, at the date of calculation, Executive's current ownership of options and shares is less than four (4) percent of the projected total outstanding shares, the Company, through its Board of Directors, shall grant additional nonstatutory stock options in the amount needed to achieve the referenced four (4) percent ownership for Executive. The option price shall be set at the market price of the Company stock at the close of the NASDAQ market on the date of award of the option. Newly granted options shall vest on a pro rata basis over the remaining term of the employment agreement without consideration of extensions, unless a shorter period is provided in the grant.

     Executive's award of additional stock options on September 5, 1997 shall be 580,000 shares, based upon a projection of 42 million shares outstanding at yearend. The stock awarded on September 5, 1997, under the terms of this amendment shall vest at 509 shares per day beginning November 15, 1997, with an additional 275,000 shares vesting on November 14, 1998, until all shares are vested.

     Paragraph 5 (b) (2) of the employment agreement is amended to provide that all stock options granted under the employment agreement, including those granted under this third
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addendum, shall fully vest if Executive voluntarily terminates after a "change in control" as defined in paragraph 8 of the employment agreement.

     Paragraph 5 of the employment agreement is further amended by the addition of this paragraph 5 (d): In the event any excise or premium federal or state tax is charged to Executive as a consequence of stock or stock option awards or vestings which occur in response to a change of control in Company ownership, the Company agrees to pay enough additional compensation to Executive to allow payment of such taxes by Executive without any loss of full value of the stock or stock options.

     Paragraph 6 (b) of the employment agreement is amended to include broker's sales commission expense as an allowable closing cost on Executive's Oregon residence sale and to provide that all relocation expenses, including broker's sales commission, are to be tax protected for the benefit of Executive. The limit of allowable relocation expense is increased to an amount sufficient to accommodate the additional expenses for sales commission and tax protection.

     Except as specifically set forth in this Third Addendum, all of the terms of the employment agreement, as amended by the first and second addenda, shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Third Addendum on the 5th day of September, 1997
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                                        Borland International, Inc.

                                        By: /s/ David Heller
                                           ----------------------------------
                                        Organization and Compensation Committee



                                        /s/ Delbert W. Yocam
                                        -------------------------------------
                                        Delbert W. Yocam